Exhibit 4.4

PONY AI Inc.

DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into as of                          , by and between Pony AI Inc., an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”), and                          (the “Director”).

I.SERVICES

1.1  Board of Directors. The Director was appointed to serve as a director of the Company’s Board of Directors (the “Board”), with effect from                          . The appointment shall continue for an initial period ending on the earlier of (i) three (3) years from the first day when dealings in the Class A ordinary shares of the Company commence on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) (the “Listing Date”) and (ii) the third annual general meeting of the Company following the Listing Date, subject to re-election as and when required under the terms of the then-current Memorandum and Articles of Association of the Company (the “Memorandum and Articles”) and the termination provision in Section 5.2 hereof (the date of expiry or termination of the appointment, the “Expiration Date”). The Board shall consist of the Director and such other members as are nominated and elected pursuant to the Memorandum and Articles.

1.2  Director Services. The Director’s services to the Company hereunder shall include service on the Board and service on the audit committee, compensation committee, nomination committee and corporate governance committee (where applicable) of the Board in accordance with applicable law and stock exchange rules as well as the Memorandum and Articles, and such other services mutually agreed to by the Director and the Company (the “Director Services”).

II.COMPENSATION

2.1  Director Compensation. The Director shall [for independent non-executive directors: be entitled to a director’s fee payable by the Company as set out in a separate written director agreement between the Director and the Company. The Company may, in its sole discretion, grant share based awards (in the form of share options, restricted share units or any other forms of share incentives) to you from time to time, as determined by the Board in accordance with the terms of the current share incentive plan(s), accordingly such share based awards (if any) will form part of your compensation] / [for other non-executive directors: not receive any director’s fee].

2.2  Director and Officer Liability Insurance. The Company shall maintain a customary director and officer liability insurance policy to insure the Director against any losses incurred in lawsuits or other legal proceedings brought against the Director in connection with the Director Services.

III.duties of director

3.1  Fiduciary Duties. In fulfilling his/her responsibilities, the Director shall be charged with a fiduciary duty to the Company as well as duties of skill, care and diligence to a standard at least commensurate with the standard established by Hong Kong law. The Director shall be attentive and inform himself/herself of all material facts regarding a decision before taking action. In addition, the Director’s actions shall be motivated solely by the best interests of the Company. In particular, in the performance of the Director Services, the Director must:

•	act honestly and in good faith in the interests of the Company as a whole;
•	act for proper purpose;
•	be answerable to the Company for the application or misapplication of the Company’s assets;
•	avoid actual and potential conflicts of interest and duty;
•	disclose fully and fairly his/ her interests in contracts with the Company; and
•	apply such degree of skill, care and diligence as may reasonably be expected of a person of his/her knowledge and experience and holding his/her office within the Company.

3.2  Confidentiality. During the Term of this Agreement, and for a period of one (1) year after the Expiration Date, the Director shall maintain in strict confidence all information he/she has obtained or shall obtain from the Company that the Company has designated as “confidential” or that is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Director, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by the Director outside of his/her relationship with the Company and its affiliates (the “Confidential Information”).

3.3  Nondisclosure and Nonuse Obligations. The Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. The Director will treat all Confidential Information of the Company with the same degree of care as the Director treats his/her own Confidential Information, and the Director will use his/her best efforts to protect the Confidential Information. The Director will not use the Confidential Information for his/her own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. The Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him/her, or of which he/she becomes aware, of the Confidential Information. The Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

3.4  Return of the Company Property. All materials furnished to the Director by the Company, whether delivered to the Director by the Company or made by the Director in the performance of any Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. The Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, the Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. The Director agrees to certify in writing that the Director has so returned or destroyed all such Company Property.

IV.COVENANTS OF director

4.1  No Conflict of Interest. During the Term of this Agreement, the Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof. A business entity shall be deemed to be “competitive with the Company” for purpose of this Article IV only if and to the extent it engages in the business substantially similar to the Company’s business. If the Director undertakes any duty, investment or other obligation that may present a conflict of interest prohibited under this Section 4.1, the Director shall inform the Board in advance. If the Board decides such proposed new obligation would present an actual conflict of interest prohibited hereunder and the Director still undertakes the new obligation, the Board shall have the right to remove the Director from the Board.

4.2  Noninterference with Business. During the Term of this Agreement, and for a period of one (1) year after the Expiration Date, the Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, the Director agrees not to solicit or induce any employee, independent contractor, customer, supplier or business partner of the Company to terminate or breach his/her/its employment, contractual or other relationship with the Company.

V.Term and Termination

5.1  Term. This Agreement is effective as of the Listing Date and will continue until the Expiration Date. This Agreement may be extended for an additional term of three years after the end of the initial term if the parties hereto mutually agree in writing to such extension, or if the Director is re-elected at a meeting of the shareholders of the Company or re-appointed by the Board pursuant to the Memorandum and Articles. The initial three-year term and the extension thereof in accordance with this Section 5.1 are collectively referred to as the “Term”.

5.2  Termination. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree upon. Pursuant to Rule 3.20 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, immediately upon your resignation as a Director and for a period of three years, you are required to provide up to date contact information, including an address for correspondence with and services of notices and other documents by the Stock Exchange and telephone number.

5.3  Survival. The rights and obligations contained in Articles III and IV will survive any termination or expiration of this Agreement.

VI.Miscellaneous

6.1  Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2  No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.3  Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

6.4  Governing Law and Jurisdiction. This Agreement shall be governed in all respects by the laws of Hong Kong without regard to conflicts of law principles thereof. All disputes, controversies or claims arising out of or in connection with this Agreement, including the breach, termination or invalidity of this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. The arbitration proceedings shall be conducted in English. The arbitration procedures specified in this Agreement shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief from a court with competent jurisdiction over the other party, if in its judgment such action is necessary to avoid irreparable harm or damages. Despite such action the parties will continue to participate in good faith in the arbitration procedures specified in this Agreement.

6.5  Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.6  Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by the Director for the Company.

6.7  Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and the Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.8  Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

For and on behalf of
Pony AI Inc.

Name: Jun Peng (彭军)
Title: Director

[Signature Page to Director Agreement]

SIGNED by
Name:

[Signature Page to Director Agreement]